Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-142271 and 333-211905 on Form S-8 and Registration Statement Nos. 333-182642, 333-196939 and 333-203588 on Form S-3 of DCP Midstream, LP of our report dated February 10, 2017 relating to the consolidated financial statements of DCP Sand Hills Pipeline, LLC and subsidiary as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, appearing in this Annual Report on Form 10-K of DCP Midstream, LP for the year ended December 31, 2016.
/s/ Deloitte & Touche LLP

Denver, Colorado
February 15, 2017